Exhibit 99.1

CONSOL Energy CEO Adopts Pre-Arranged Stock Trading Plan

PITTSBURGH (January 18, 2005) – CONSOL Energy Inc.’s (NYSE: CNX) President and Chief Executive Officer J. Brett Harvey has adopted a pre-arranged stock trading plan to sell a portion of his company stock and to exercise and sell a portion of his stock options and sell stock option shares over time. This plan will allow Mr. Harvey to diversify his investment portfolio and to provide long-term financial security for him.

The transactions under the plan are expected to occur between February 15, 2005 and February 15, 2006 and will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Adopted pursuant to Rule 10b5-1 of the Securities and Exchange Act of 1934, a 10b5-1 plan allows officers or directors of the company not in possession of material nonpublic information to gradually diversify their investment portfolios by adopting a plan that appoints a third-party to sell stock over an extended period of time. Once adopted, the officer or director has no discretion over the shares sold under the plan.

Pursuant to the 10b5-1 trading plan, Mr. Harvey intends to exercise stock options and then sell, subject to certain conditions, up to 240,000 shares obtained from those exercises and to sell approximately 4,600 additional shares of common stock. After completion of the sale of the maximum number of shares that may be sold under this 10b5-1 plan based upon his beneficial ownership at December 31, 2004, Mr. Harvey will beneficially own in aggregate approximately 500,000 shares of common stock, including shares of common stock underlying options (both vested and unvested) to purchase CONSOL Energy common stock.

Other company executives have adopted or will adopt similar plans.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 20 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 156.3 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: http://www.consolenergy.com.

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